Exhibit 99.1

CEREPLAST Voluntarily Moves Listing

from NASDAQ to the OTCQB Market

EL SEGUNDO, Calif., Dec. 7, 2012 (GLOBE NEWSWIRE) — Cereplast, Inc. (CERP), a leading manufacturer of proprietary biobased, sustainable bioplastics, today announced that its Board of Directors has voluntarily decided to move the listing of its common stock from The NASDAQ Capital Market (“NASDAQ”) to the OTC Markets’ OTCQB marketplace (“OTCQB”). Cereplast expects that its stock will begin trading on the OTCQB under its ticker symbol “CERP” effective December 17, 2012. As of that date, investors and other interested parties will be able to view the Real Time Level II stock quotes for CERP at http://www.otcmarkets.com. Cereplast will file a Form 25 with the Securities and Exchange Commission on December 17, 2012 and cease trading on NASDAQ on December 14, 2012.

“We believe that our decision to move to the OTCQB is in no way an adverse reflection of the viability of the Company,” stated Frederic Scheer, Chairman and CEO of Cereplast. “We carefully evaluated our options to maintain our listing on NASDAQ, including whether or not to implement a reverse split to satisfy the $1.00 per share minimum bid price requirement, and concluded that it was not in the best interest of our shareholders. We believe that the transition to the OTCQB will be relatively seamless and will continue to provide existing and new shareholders a quality marketplace to trade our stock.”

Mr. Scheer continued, “Looking forward to FY 2013, we expect the Company to recover from the losses incurred in 2012 and we are working on generating new revenue and cash flow as well as opening up new sales initiatives into new markets for our new and existing products and services.”

On May 1st, 2012, the Company received a letter from NASDAQ advising the Company that for the 30 consecutive trading days preceding the date of the notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued listing on The NASDAQ Capital Market, pursuant to NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”). The letter stated that the Company would be provided 180 calendar days, or until November 1st, 2012, to regain compliance with the Bid Price Rule, which deadline was subsequently extended on a one-time basis to April 29, 2013. To regain compliance, the closing bid price of the common stock would need to be at least $1.00 per share for a minimum of ten consecutive business days prior to that date.

The Board of Directors’ voluntary decision to move the Company’s listing from NASDAQ to OTCQB was made following the detailed review of numerous factors including NASDAQ filing fees (versus OTCQB); the significant compliance obligations and restrictions that result from the maintenance of the NASDAQ listing, including the associated out-of-pocket costs (versus OTCQB); and the uncertainty to regain compliance with the Bid Price Rule before the April, 2013 deadline. Based on the foregoing factors, the Board of Directors does not believe there is continuing shareholder value in maintaining Cereplast’s listing on NASDAQ at this time. However, the move to the OTCQB does not change the Company’s reporting obligations with the Securities and Exchange Commission under applicable federal securities laws. Accordingly, the Company will continue to file its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

About OTC Markets Group Inc.:

OTC Markets Group Inc. (OTCM) operates open, transparent and connected financial marketplaces for investors to easily trade almost 10,000 equity and debt securities through the broker of their choice. OTC Markets Group organizes these securities into tiered marketplaces to inform investors of opportunities and risks. OTC Markets Group’s data-driven platform enables efficient trading through any broker at the best possible price and empowers a broad range of companies to improve the quality and availability of information for their investors.

About Cereplast, Inc.

Cereplast, Inc. (CERP) designs and manufactures proprietary biobased, sustainable bioplastics which are used as substitutes for traditional plastics in all major converting processes—such as injection molding, thermoforming, blow molding and extrusions—at a pricing structure that is competitive with traditional plastics. On the cutting-edge of biobased plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables(R) resins are ideally suited for single-use applications where high biobased content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables(R) resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.

The Cereplast, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9567

Contact:

Cereplast, Inc.

Public Relations

Nicole Robertson

(310) 615-1900 x154

nrobertson@cereplast.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald

914-669-0222